Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003) relating to the financial statements and financial statement schedules of Allstate Life Insurance Company appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2005, to its use in the Prospectus (included as part of Registration Statement No. 333-123847), which is incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in Exhibit 99 of Part II of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 28, 2006